Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	3 Months Ended September		Year-to-Date September
	2008	2007	2008	2007
Consolidated Earnings–As Reported	(Notes)	(Notes)	(Notes)	(Notes)
(See Notes)
Traditional Operating Companies	$727	$714	$1,520	$1,382
Southern Power	59	52	124	123
Total	786	766	1,644	1,505
Synthetic Fuels	0	15	(1)	55
Parent Company and Other	(6)	(19)	(87)	(30)
Net Income - As Reported	$780	$762	$1,556	$1,530

Basic Earnings Per Share - (See Notes)	$1.01	$1.00	$2.02	$2.03

Average Shares Outstanding (in millions)	773	758	769	755
End of Period Shares Outstanding (in millions)			775	760

	3 Months Ended September		Year-to-Date September
	2008	2007	2008	2007
Consolidated Earnings–Excluding Items
(See Notes)
Net Income - As Reported	$780	$762	$1,556	$1,530
Leveraged Lease Adjustment	0	0	67	0
Synthetic Fuels	0	(15)	1	(55)
Net Income–Excluding Items	$780	$747	$1,624	$1,475

Basic Earnings Per Share–Excluding Items	$1.01	$0.99	$2.11	$1.96

Notes
- For the three months and nine months ended September 30, 2008 and 2007, diluted earnings per share are not more than 1 cent per share and are not material.

-   The charge related to Southern Company's investments in leveraged lease transactions significantly impacted the presentation of earnings and earnings per share for the nine months ended September 30, 2008, and significant charges related to these investments are not expected to occur on a regular basis.

-   Tax credits associated with Southern Company's synthetic fuel investments expired December 31, 2007. Synthetic fuel related income no longer materially contributes to Southern Company's earnings or earnings per share.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.